Exhibit 21.1

LIST OF SUBSIDIARIES

BWAY HOLDING COMPANY (Delaware corporation)

Subsidiaries of BWAY Holding Company (each is wholly-owned)

BWAY Corporation. (Delaware corporation)

BWAY CORPORATION (Delaware corporation)

Subsidiaries of BWAY Corporation (each is wholly-owned)

Armstrong Containers, Inc. (Delaware corporation)

North America Packaging Corporation (Delaware corporation)

Subsidiaries of North America Packaging Corporation (each is wholly-owned)

North America Packaging of Puerto Rico, Inc. (Delaware corporation)

SC Plastics, LLC (Georgia limited liability company)

Subsidiaries of Armstrong Containers, Inc. (each is wholly-owned)

ICL Industrial Containers, ULC (Nova Scotia unlimited liability company)